UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 28, 2007

LEAPFROG ENTERPRISES, INC.

(Exact name of registrant as specified in its chapter)

Delaware	1-31396	95-4652013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6401 Hollis Street, Suite 150 Emeryville, California	94608-1071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 420-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Bonus Plan

On February 28, 2007, the Compensation Committee of the Board of Directors of LeapFrog Enterprises, Inc. (the “Company”) approved the 2007 employee bonus plan (the “2007 Employee Bonus Plan”) in which employees of the Company may participate, including certain of our Named Executive Officers. Employees who are participating in another Company incentive program (such as a sales incentive or commission program) or have individual compensation arrangements regarding bonus payments are not included in the 2007 Employee Bonus Plan. Under the 2007 Employee Bonus Plan, cash bonuses, if any, will be awarded based on the achievement of overall company goals, as well as an employee’s performance as measured against pre-established individual goals, which performance will be evaluated either at the discretion of the Company’s senior management or, in the case of the Company’s section 16 officers, the Compensation Committee.

Under the 2007 Employee Bonus Plan, depending on the degree to which the Company meets the 2007 financial performance goals pre-approved by the Compensation Committee, the total pool of potential cash bonuses that may be paid will be up to a maximum of 200% of the total target bonus opportunities of employees eligible to participate in the 2007 Employee Bonus Plan as of December 31, 2007. The target bonus opportunities for participants in the 2007 Employee Bonus Plan will be based on a percentage of the participant’s earned annual base salary, which percentage varies by seniority level and functional position.

The objective company performance goals for each participant will be based on a combination of the Company’s overall 2007 net sales; a momentum index, which index consists of projected 2008 revenues from new products; and 2007 operating margin. The pre-approved individual performance goals for each participant will be based on achievement relative to metrics-based goals that are aligned with the Company’s operating plan and long-term strategy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeapFrog Enterprises, Inc. (Registrant)

	By:	/s/ William B. Chiasson
Date: March 6, 2007		William B. Chiasson
Chief Financial Officer